   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 18, 1996

                                                      REGISTRATION NO. 333-08383
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 5


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  CYMER, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                NEVADA                                 3559                               33-0175463
   (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                 (IRS EMPLOYER
    INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)

                             16275 TECHNOLOGY DRIVE
                          SAN DIEGO, CALIFORNIA 92127
                                 (619) 487-2442
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                              DR. ROBERT P. AKINS
          CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                                  CYMER, INC.
                             16275 TECHNOLOGY DRIVE
                          SAN DIEGO, CALIFORNIA 92127
                                 (619) 487-2442
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

               HENRY P. MASSEY, JR., ESQ.                                JAY K. HACHIGIAN, ESQ.
                DAVID C. DRUMMOND, ESQ.                                RALPH L. ARNHEIM III, ESQ.
                  GREGORY T. COX, ESQ.                                     NANCY S. KIM, ESQ.
            WILSON SONSINI GOODRICH & ROSATI                      GUNDERSON DETTMER STOUGH VILLENEUVE
                PROFESSIONAL CORPORATION                               FRANKLIN & HACHIGIAN, LLP
                   650 PAGE MILL ROAD                                 600 HANSEN WAY, SECOND FLOOR
            PALO ALTO, CALIFORNIA 94304-1050                          PALO ALTO, CALIFORNIA 94304
                     (415) 493-9300                                          (415) 843-0500

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effect registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the registration fee and the NASD filing fee.

                                                                                 AMOUNT
                                                                                 TO BE
                                                                                  PAID
                                                                               ----------
    Registration Fee.........................................................  $   11,897
    NASD Filing Fee..........................................................       4,350
    Nasdaq National Market Listing fee.......................................      45,000
    Printing.................................................................     200,000
    Legal Fees and Expenses..................................................     350,000
    Accounting Fees and Expenses.............................................     200,000
    Blue Sky Fees and Expenses...............................................      15,000
    Transfer Agent Fees......................................................      10,000
    Miscellaneous............................................................     163,753
                                                                                  -------
              Total..........................................................  $1,000,000
                                                                                  =======

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 78.751 of the Nevada General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Nevada law, including circumstances in which indemnification is otherwise discretionary under Nevada law. The Registrant has entered into indemnification agreements with its directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the Nevada General Corporation Law. The indemnification agreements may require the Registrant, among other things, to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. Article 5 of the Registrant's Restated Articles of Incorporation (Exhibit 3.1 hereto) provides for indemnification of its directors and officers to the maximum extent permitted by the Nevada General Corporation Law and Article 26 of the Registrant's Amended and Restated Bylaws (Exhibit 3.3 hereto) provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Nevada General Corporation Law. Reference is also made to Section 9 of the Underwriting Agreement contained in Exhibit 1.1 hereto, which contains provisions with respect to the indemnification of the officers and directors of the Registrant against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

      (1) In October 1993, the Company issued and sold 8% promissory notes in the aggregate principal amount of $474,010 and warrants for the purchase of 13,941 shares of Series E or F Preferred Stock at an exercise price of $3.40 per share to two venture funds, one corporation and one individual. Each of the investors was an existing security holder of the Company, with the exception of the individual, who was an accredited investor.

      (2) In February 1994, the Company sold 75,600 shares of its Series E Preferred Stock, $.01 par value, to two Japanese companies, each of which was an existing security holder and customer of the Company, for aggregate consideration of $378,000.

      (3) In June 1994, the Company exchanged the 8% promissory notes and warrants described in note (1) above into a subsequent bridge loan financing whereby the Company issued and sold convertible promissory notes in the aggregate principal amount of $1,625,010 and warrants for the purchase of 252,914 shares of the Company's Series E or F Preferred Stock at an exercise price of $3.40 per share to five venture funds, four individuals and one corporation. All of the investors were existing security holders of the Company, with the exception of three of the individuals, who were each accredited investors.

      (4) In November and December 1994, the Company sold additional convertible promissory notes in the aggregate principal amount of $1,999,052 and warrants for the purchase of 146,989 shares of the Company's Series E or F Preferred Stock at an exercise price of $3.40 per share to four venture funds and one domestic and one foreign corporation, all of which were existing security holders of the Company.

      (5) In February 1995, the Company exchanged a warrant for the purchase of 15,000 shares of Series D Preferred Stock at an exercise price of $8.50 per share, which had been issued in May 1992 to a financial institution in connection with a loan and security agreement, for warrants for the purchase of 16,000 shares of Series E Preferred Stock at an exercise price of $4.00 per share.

      (6) In February and March 1995, the Company issued and sold a total of 1,900,000 shares of its Series F Preferred Stock for aggregate consideration of $6,650,000, of which $2,895,092 was in cash and $3,754,908 was the principal and interest from the conversion of the promissory notes described in (3) and (4) above, to eight venture funds, two foreign corporations, one domestic corporation, forty-five individuals, four trusts and one investment club. Of these investors, twelve were existing security holders of the Company and the remainder were all accredited investors. In connection with this financing, the Company issued to Weeden & Co., L.P., an existing security holder of the Company, as Placement Agent, in lieu of a cash commission, five-year warrants to purchase 443,624 shares of Series F Preferred Stock at a per share exercise price of $3.50.

      (7) In December 1995, the Company issued warrants for the purchase of 27,005 shares of Common Stock, at an exercise price of $3.40 per share, to one venture fund, one foreign corporation and three individuals, all existing security holders of the Company which had concurrently exercised warrants for the purchase of 270,074 shares of Series F Preferred Stock at an exercise price of $3.40 per share.

      (8) In January and February 1996, the Company issued and sold a total of 900,000 shares of its Series G Preferred Stock to three of its customers two of which were existing security holders of the Company and one of which was an accredited investor for an aggregate consideration of $5,400,000.

      (9) In May and June 1996, the Company issued warrants for the purchase of 12,992 shares of Common Stock, at an exercise price of $3.40 per share, to three individuals affiliated with the Placement Agent who had concurrently exercised warrants for the purchase of 129,926 shares of Series F Preferred Stock at an exercise price of $3.50 per share.

     (10) Since June 1993, the Company has issued and sold shares of Common Stock to employees at prices ranging from $.50 to $1.00, upon exercise of stock options pursuant to the Company's 1987 Stock Plan.

     The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to the compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were attached to the share certificates issued in such transactions. All recipients had adequate access to information about the Registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS


    5.1    Opinion of Allison, MacKenzie, Hartman, Soumbeniotis & Russell, Ltd.


     (B)  FINANCIAL STATEMENT SCHEDULES

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (4) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Cymer, Inc., a corporation organized and existing under the laws of the State of Nevada, has duly caused this Amendment No. 5 to this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 18th day of September 1996.


                                          CYMER, INC.

                                          By: /s/    WILLIAM A. ANGUS, III

                                            ------------------------------------
                                                   William A. Angus, III
                                            Senior Vice President of Finance and
                                              Administration, Chief Financial
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 5 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                SIGNATURE                               TITLE                      DATE
- ------------------------------------------  ------------------------------  -------------------
                        ROBERT P.           President, Chief Executive       September 18, 1996
                  AKINS*                      Officer and Chairman of the
- ------------------------------------------    Board
             Robert P. Akins
       /s/        WILLIAM A. ANGUS,         Senior Vice President and        September 18, 1996
                   III                        Chief Financial Officer
- ------------------------------------------
          William A. Angus, III
                        NANCY J.            Controller, Chief Accounting     September 18, 1996
                  BAKER*                      Officer
- ------------------------------------------
              Nancy J. Baker
                 RICHARD P. ABRAHAM*        Director                         September 18, 1996
- ------------------------------------------
            Richard P. Abraham
                  KENNETH M. DEEMER*        Director                         September 18, 1996
- ------------------------------------------
            Kenneth M. Deemer
                        PETER J.            Director                         September 18, 1996
                 SIMONE*
- ------------------------------------------
             Peter J. Simone
                 F. DUWAINE TOWNSEN*        Director                         September 18, 1996
- ------------------------------------------
            F. Duwaine Townsen
     *By: /s/      WILLIAM A. ANGUS,
                   III
- ------------------------------------------
          William A. Angus, III
            (Attorney-in-fact)

                               INDEX TO EXHIBITS


                                                                                         SEQUENTIALLY
EXHIBIT                                                                                    NUMBERED
 NUMBER                                       EXHIBITS                                       PAGE
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
    5.1    Opinion of Allison, MacKenzie, Hartman, Soumbeniotis & Russell, Ltd.